For further information:
Wendy Deyell, Levi Strauss Europe (+32 2 641 6348)
Tom Wyatt, ReputationInc (+44 207 758 2800)

President of Levi Strauss Europe to Leave Company

Brussels, Belgium (January 12, 2006) – Levi Strauss & Co. (LS&CO.) today announced that Paul Mason, the president of Levi Strauss Europe, has decided to leave the company at the end of February in order to return to live and work in England, where his home and family are located. Mason will pursue other business opportunities in the UK. The company is recruiting for his replacement.

“Paul has been a highly valued LS&CO. leader and colleague,” said Phil Marineau, chief executive officer of LS&CO. “I will personally miss his impressive energy, expertise and leadership, but I fully understand and appreciate his decision to return full time to England. We wish him the very best.”

“Under Paul’s leadership, the Levi Strauss Europe team has made substantial progress in renewing their business. We are moving aggressively to build on these accomplishments in 2006. Our priorities include ongoing retail development, continuing the Levi’s® brand premium repositioning and reigniting young women’s interest in Levi’s® jeans,” said Marineau.

Mason joined LS&CO. in February of 2004. The company’s European headquarters are located in Brussels.

Levi Strauss & Co. is one of the world’s leading branded apparel companies, marketing its products in more than 100 countries worldwide. The company designs and markets jeans, casual wear and related accessories under the Levi’s®, Dockers® and Levi Strauss Signature® brands.

This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2004, especially in the Management’s Discussion and Analysis — “Financial Condition and Results of Operations” and “Factors That May Affect Future Results” sections, our most recent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

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